Exhibit 99.1

NEWS RELEASE

For further information, please contact Earle A. MacKenzie at 540-984-5192.

       SHENANDOAH TELECOMMUNICATIONS COMPANY DECLARES DIVIDEND AND REPORTS
                      THIRD QUARTER 2005 FINANCIAL RESULTS

      EDINBURG, VA, (October 25, 2005) - The Board of Directors of Shenandoah Telecommunications Company (Shentel; NASDAQ: SHEN) declared a cash dividend of $0.46 per share. The dividend will be payable December 1, 2005, to shareholders of record on November 14, 2005. The dividend is an increase of $0.03 per share or 7.0 % over the 2004 dividend. Total payout to shareholders will be approximately $3.7 million.

      Shenandoah Telecommunications Company also announced unaudited financial results for the third quarter ended September 30, 2005. Net income for the quarter was $3.2 million, compared to $3.1 million for the third quarter 2004. Total third quarter revenues grew by 20.0% from the same quarter last year, including a 17.1% increase in PCS revenues. Net income for the nine months ended September 30, 2005 was $8.1 million, $0.2 million less than the same period last year.

Overall Highlights

      For the quarter ended September 30, 2005, net income was $3.2 million or $0.41 per diluted share, compared to $3.1 million or $0.41 per diluted share in the third quarter of 2004. The Company's total revenues for the third quarter of 2005 were $37.3 million, compared to $31.1 million in the third quarter of 2004, which represented an increase of $6.2 million or 20.0%. The Company's revenue growth was driven by a $3.6 million increase in its PCS operations and $2.3 million from NTC Communications (NTC), acquired on November 30, 2004.

October 25, 2005
News Release
Page 2 of 6


      Operating income for the third quarter of 2005 and 2004 was $5.9 million and $6.5 million, respectively. Operating income for the third quarter of 2005 includes an operating loss of $1.5 million from NTC. Operating income for the nine months ended September 30, 2005 and 2004 was $15.2 million and $15.8 million respectively, with the 2005 operating income including an operating loss of $3.2 million for NTC.

      President and CEO, Christopher E. French commented, "We are pleased our financial results have again enabled us to increase our cash dividend to shareholders. Strong growth in our PCS business, along with solid results from our traditional telephone services, has enabled us to continue our diversification efforts while still delivering good overall financial results for our investors."

PCS Operations

      The Company experienced continued growth in third quarter wireless revenues as a Sprint PCS Affiliate of Sprint Nextel, increasing its PCS subsidiary revenue to a total of $24.6 million, which represented an increase of $3.6 million over the 2004 third quarter. The PCS net income was $2.0 million in the third quarter of 2005 compared to a net income of $1.3 million in the third quarter of 2004. PCS net income for the nine months ended September 30, 2005 was $4.0 million, which represented a $1.3 million increase over the 2004 nine-month period. The third quarter of 2005 included a $750,000 settlement for the recovery of network costs for the period 2001 to 2004. The Company's Sprint retail wireless customer count increased by 4,370, compared to an increase of 3,578 in the third quarter of 2004, to 116,460 retail customers. Wholesale users increased by 1,115, compared to a 1,544 increase in the third quarter of 2004, to 33,848 wholesale users. The Company's third quarter retail customer turnover, or churn, was 2.1%, compared to 2.2% in the third quarter of 2004.

October 25, 2005
News Release
Page 3 of 6


Telephone Operations

      The local telephone operations' net income for the 2005 third quarter was $1.9 million, which represented a $0.1 million increase compared to the 2004 third quarter. Net income for the nine months ended September 30, 2005 and 2004 was $5.6 million and $5.1 million, respectively. Telephone operations recorded a net loss of 66 access lines during the 2005 third quarter, but had cumulative net add of 120 access lines for the nine months ended September 30, 2005, to end the quarter with 24,811 access lines. DSL users increased 625 in the third quarter and 1,416 for the nine months ended September 30, 2005 for a total of 4,062 customers.

Additional Highlight

      The Company invested and/or committed $13.7 million in plant in service and retired $1.1 million of scheduled debt during the third quarter of 2005. The Company had cash and cash equivalents of $12.2 million as of the end of the third quarter. At September 30, 2005, the Company's debt/equity ratio was 30.1% and debt as a percent of total assets was 17.9%.

About Shenandoah Telecommunications

      Shenandoah Telecommunications Company is a holding company that provides a comprehensive portfolio of telecommunications products and services through its operating subsidiaries. The Company is traded on the NASDAQ National Market under the symbol "SHEN." The Company's operating subsidiaries provide local and long distance telephone, internet and data services, cable television, wireless voice and data services, alarm monitoring, and telecommunications equipment, along with many other associated solutions in the Mid-Atlantic and Southeastern United States.


                                        _______________________________
                                        Earle A. MacKenzie
                                        Chief Financial Officer

October 25, 2005
News Release
Page 4 of 6


This release contains forward-looking statements that are subject to various risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management's projections, forecasts, estimates and expectations is available in the Company filings with the SEC. Those factors may include changes in general economic conditions, increases in costs and other competitive factors. For a discussion of these factors, see the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission on March 22, 2005. The Company expressly disclaims any obligation to update or review any forward-looking statements contained in this release.

October 25, 2005
News Release
Page 5 of 6


SHENANDOAH TELECOMMUNICATIONS COMPANY
SUMMARY FINANCIAL INFORMATION (unaudited)
(In thousands, except per share amounts)

Condensed Consolidated Balance Sheets               September 30,   December 31,
-------------------------------------                    2005           2004
                                                      ---------      ---------
Cash and cash equivalents                             $  12,165      $  14,172
Other current assets                                     14,595         20,345
Total securities and investments                          7,163          7,250
Property, plant and equipment                           248,009        230,323
  Less accumulated depreciation                         (89,506)       (74,071)
                                                      ---------      ---------
Net property, plant and equipment                       158,503        156,252
Other assets, net                                        14,954         13,228
                                                      ---------      ---------
   Total assets                                       $ 207,380      $ 211,247
                                                      =========      =========

Current liabilities, exclusive of current
maturities of $ 4,486 and $4,372, respectively        $  20,245      $  17,474
Long and short-term debt                                 37,024         52,291
Total other liabilities                                  27,431         27,685

Total shareholders' equity                              122,680        113,797
                                                      ---------      ---------

   Total liabilities and shareholders' equity         $ 207,380      $ 211,247
                                                      =========      =========

October 25, 2005
News Release
Page 6 of 6


SHENANDOAH TELECOMMUNICATIONS COMPANY
SUMMARY FINANCIAL INFORMATION
(unaudited)
(In thousands, except per share amounts)

Condensed Consolidated Statements of Income

                                  Three months ended       Nine months ended
                                     September 30,           September 30,

                                   2005         2004*      2005         2004*
                                  -------      -------   --------      -------
Revenues                          $37,320      $31,103   $107,184      $88,674

Expenses                           31,418       24,633     92,006       72,893
                                  -------      -------   --------      -------
Operating Income                    5,902        6,470     15,178       15,781

Other Income & Expense                661        1,515      2,139        2,543

Income Tax Provision                2,083        1,844      4,973        4,934
                                  -------      -------   --------      -------

   Net income                     $ 3,158      $ 3,111   $  8,066      $ 8,304
                                  =======      =======   ========      =======

Net earnings per share, basic     $  0.41      $  0.41   $   1.05      $  1.09
                                  =======      =======   ========      =======

Net earnings per share, diluted   $  0.41      $  0.41   $   1.05      $  1.09
                                  =======      =======   ========      =======

*Certain amounts for 2004 have been reclassified to conform with the 2005 presentation.

                                      #####